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                                                                   Exhibit 23(c)


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-48759) and related Prospectus of Interactive Entertainment Limited for the registration of 3,238,385 shares of its common stock and to the incorporation by reference therein of our report dated February 11, 1998 (except for the second paragraph of Note 14, as to which the date is March 19, 1998), with respect to the consolidated financial statements and schedule of Interactive Entertainment Limited included in its Annual Report (Form 10-K/A) for the ten months ended December 31, 1997, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

Memphis, Tennessee
May 5, 1998